                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                   FORM 8-K/A
                           AMENDMENT TO CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (date of earliest event reported) May 29, 1998.

                             Broughton Foods Company
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Ohio                      0-23429                     31-4135-025
----------------------      ---------------------        ----------------------
(State or other juris-      (Commission File No.)        (IRS Employer Identi-
diction of corporation)                                  fication No.)


210 N. Seventh Street
P.O. Box 656
Marietta, Ohio                                                 45750-0656
----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code     (740) 373-4121
                                                       --------------
                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changes since last report)

                   INFORMATION TO BE INCLUDED IN THE REPORT



Item 2.Acquisition or Disposition of Assets

        By Form 8-K dated June 10, 1998, filed with the Commission on June 10, 1998, Broughton Foods Company ("Broughton" or "the Company"), an Ohio corporation, reported that effective May 29, 1998, it had consummated a Stock Purchase Agreement dated May 12, 1998 with all the shareholders of LFD Holding Corp., a Delaware corporation ("LFD"), pursuant to which Broughton purchased all the issued and outstanding capital stock of LFD for a cash price of approximately Twenty Million Dollars ($20,000,000), which amount is subject to adjustment as provided in such agreement. In its Form 8-K, Broughton stated that with respect to the information required by Items 7(a) and (b) of Form 8-K, pursuant to Items 7(a)(4) and 7(b)(2) of Form 8-K, it was impracticable to provide required financial statements or pro forma financial statements for the acquired business at the time such report on Form 8-K was filed, and undertook to file same not later than 60 days after the report on 8-K must have been filed. Broughton files this Amendment to Current Report on Form 8-K/A to amend and supplement its earlier report on Form 8-K by providing the financial statements of the acquired business and required pro forma financial information, as follows.

     Item 7.Financial Statements and Exhibits

            (a) Financial Statements

                (1) The following report and consolidated financial statements of LFD are filed as a part of this Form 8-K/A and are attached hereto:

                    (a) Report of Independent Accountants

                    (b) Consolidated Balance Sheets as of December 31, 1996
                        and 1997 and as of March 31, 1998 (unaudited)

                      (c) Consolidated Statements of Operations for the
                          years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998 (unaudited).

                      (d) Consolidated Statements of Shareholders' Equity
                          for the years ended December 31, 1996 and 1997.

                      (e) Consolidated Statements of Cash Flows for the
                          years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998 (unaudited).

                      (f) Notes to Consolidated Financial Statements

          (b) Pro forma financial information

                  (1) The following pro forma financial information is filed as a part of this Form 8-K/A and is attached hereto:

                      (a) Unaudited Pro forma combined Balance Sheets as of
                          March 31, 1998

                      (b) Unaudited Pro forma combined Statements of
                          Operations for the year ended December 31, 1997 and the three months ended March 31, 1998

                      (c) Notes to the unaudited pro forma combined financial
                          statements.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             BROUGHTON FOODS COMPANY
                                       ------------------------------------
                                                   (Registrant)



                                                /s/ Todd R. Fry
                                       ------------------------------------
Date: August 6, 1998                     Todd R. Fry, Chief Financial Officer

                             UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                           (IN THOUSANDS)

                                             Actual            Actual
                                         March 31, 1998    March 31, 1998     Pro-Forma      Pro-Forma
ASSETS                                    The Company    LFD Holding, Inc.   Adjustments    As Adjusted
                                         --------------  -----------------   -----------    -----------
Current assets:
     Cash and cash equivalents                    $9,198            $259                       $9,457
     Accounts receivable, net                     12,221           4,446                       16,667
     Inventories                                   3,790           2,421                        6,211
     Prepaid expenses and other                      937             572        ($82) (3)       1,427
     Deferred income taxes                           100                                          100
                                              ----------      ----------   ----------      ----------
         Total current assets                     26,246           7,698         (82)          33,862

Property, plant and equipment, at cost            28,132          12,702      (1,916)          38,918
     Less: accumulated depreciation and
         amortization                           (11,382)         (4,206)        4,206        (11,382)
                                              ----------      ----------   ----------      ----------
                                                  16,750           8,496        2,290 (1)      27,536
Intangibles and other assets                       2,407           1,713      (1,017) (3)      10,653
                                                                                7,550 (1)
Prepaid pension costs                                559                                          559
                                              ----------      ----------   ----------      ----------
Total assets                                     $45,962         $17,907       $8,741         $72,610
                                              ==========      ==========   ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                             $7,121          $3,941                      $11,062
     Accrued and other                             2,278             641                        2,919
     Current installments on term debt                23           1,201       ($750) (1)         474
     Income taxes payable                            199                                          199
                                              ----------      ----------   ----------      ----------
         Total current liabilities                 9,621           5,783        (750)          14,654

Debt, net of current installments                     30           8,775      (8,258) (1)      19,737
                                                                               19,190 (7)
Deferred income taxes                              2,423             296                        2,719

Other                                                488              15        1,597 (1)       2,100

Redeemable preferred stock                                         4,362      (4,362) (2)

Shareholders' equity:
     Common Stock                                  6,315               2          (2) (2)       6,315
     Additional paid in capital                   20,483             409        (409) (2)      20,483
     Retained earnings/(deficit)                   7,110         (1,661)        1,661 (2)       7,110
     Treasury Stock                                (508)            (24)           24 (2)       (508)
     Deferred compensation-restricted
         performance shares not vested                              (50)           50 (2)
                                              ----------      ----------   ----------      ----------
Total shareholders' equity                        33,400         (1,324)        1,324          33,400
                                              ----------      ----------   ----------      ----------

Total liabilities and shareholders' equity       $45,962         $17,907       $8,741         $72,610
                                              ==========      ==========   ==========      ==========

                     UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                    Actual            Actual
                                 For the year      For the year
                                    ended             ended
                                 December 31,      December 31,
                                    1997               1997            Pro forma       Pro forma
                                 The Company      LFD Holding Corp.   Adjustments     As Adjusted
                               ---------------   -----------------   -------------   ------------
Net sales                             $87,170             $56,079                      $143,249
Cost of Sales                          69,292              43,981          $105 (4)     113,984
                                                                            606 (9)
                               --------------    ----------------  ------------      ----------
Gross Profit                           17,878              12,098         (711)          29,265
Operating costs and expenses:
      Selling and distribution         13,945               7,918         (143) (6)      22,310
                                                                            220 (4)
                                                                            370 (9)
      General and administrative        2,080               2,423         (241) (3)       5,140
                                                                             23 (4)
                                                                            201 (5)
                                                                            654 (9)
                               --------------    ----------------  ------------      ----------
Operating income                        1,853               1,757       (1,795)           1,815
Other income (expenses):
      Other income, net                   230             (1,562)         1,631 (9)         299
      Interest expense                  (143)               (880)         (579) (7)     (1,602)
                               --------------    ----------------  ------------      ----------

Income (loss) before income taxes       1,940               (685)         (743)             512
Income tax expense (benefit)              761               (315)         (297) (8)         149
                               --------------    ----------------  ------------      ----------

Net income (loss)                      $1,179              ($370)        ($446)            $363
                               ==============    ================  ============      ==========

Earnings per common share:
      Basic                             $0.28                                             $0.09
                               ==============                                        ==========
      Diluted                           $0.28                                             $0.09
                               ==============                                        ==========

Shares used in computing earnings
per common share:
      Basic                             4,206                                             4,206
                               ==============                                        ==========
      Diluted                           4,207                                             4,207
                               ==============                                        ==========


                       UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      Actual             Actual
                                  For the quarter   For the quarter
                                  ended March 31,   ended March 31,
                                       1998               1998           Pro forma         Pro forma
                                    The Company     LFD Holding Corp.   Adjustments       As Adjusted
                                  ---------------   -----------------  -------------     -------------
Net sales                                 $34,751            $13,106                         $47,857
Cost of Sales                              27,130             10,552             $4 (4)       37,840
                                                                                154 (9)
                                  ----------------  ----------------- -------------     -------------
Gross Profit                                7,621              2,554         (158)            10,017
Operating costs and expenses:
      Selling and distribution              5,747              1,730          (50) (6)         7,571
                                                                                55 (4)
                                                                                89 (9)
      General and administrative              888                603          (26) (3)         1,665
                                                                                 6 (4)
                                                                                50 (5)
                                                                               144 (9)
                                  ----------------  ----------------- -------------     -------------
Operating income (loss)                       986                221         (426)               781
Other income (expenses):
      Other income, net                       159              (387)           387 (9)           159
      Interest expense                        (2)              (227)         (133) (7)         (362)
                                  ----------------  ----------------- -------------     -------------

Income (loss) before income taxes           1,143              (393)         (172)               578
Income tax expense (benefit)                  443                             (69) (8)           374
                                  ----------------  ----------------- -------------     -------------

Net income (loss)                            $700             ($393)        ($103)              $204
                                  ================  ================= =============     =============

Earnings per common share:
      Basic                                 $0.12                                              $0.04
                                  ================                                      =============
      Diluted                               $0.12                                              $0.04
                                  ================                                      =============

Shares used in computing earnings
per common share:
      Basic                                 5,774                                              5,774
                                  ================                                      =============
      Diluted                               5,774                                              5,774
                                  ================                                      =============


NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. The Company acquired substantially all the net assets of LFD Holding Corp. and Subsidiary (LFD) for a purchase price of approximately $19.2 million consisting of cash. The acquisition will result in an excess of the purchase price over the historical net assets to be acquired, which will be allocated to the net assets to be acquired as follows:

      Purchase price:                                                      $19,189,716
                                                                       ================

      Historical carrying value of
      net assets

      Total net assets                                                      $3,037,866
      Less net assets not assumed:
             Other intangible assets                                       (1,099,509)

      Add net liabilities not assumed:
              Certain components of debt-current                               750,000
              Certain components of debt-long term                           8,257,956
                                                                       ----------------

      Historical carrying value of net assets acquired                      10,946,313

      Excess of net purchase price over net assets acquired                 $8,243,403
                                                                       ================

      Allocation of excess purchase price:
              Excess fair value of property, plant and equipment            $2,289,844
              Unfavorable lease commitments                                (1,597,000)
              Intangible assets                                              7,550,559
                                                                       ----------------
                                                                            $8,243,403
                                                                       ================

    The purchase price on a pro forma basis as of March 31, 1998, includes a cash payment of $19.0 million plus acquisition costs of approximately $400,000 and a working capital adjustment of approximately $760,000 at the pro forma date less debt assumed of $970,000. The purchase price was financed by the Company through its revolving credit facility.

    The final determination of the LFD purchase price will be based on the contractual payment of $19.0 million, plus an amount which may be negative, obtained from subtracting the base working capital at December 31, 1997 from the working capital at the closing date.

2. To eliminate the historical net book value of LFD:

             Preferred stock                                       $4,362,000
             Common stock                                               2,000
             Additional paid in capital                               409,000
             Retained earnings/(deficit)                          (1,661,000)
             Treasury Stock                                          (24,000)
             Deferred compensation-restricted performance
                           shares not vested                         (50,000)
                                                               ---------------
                                                                   $3,038,000
                                                               ===============

3. To reflect the write off of goodwill, deferred loan fees and other intangibles for LFD


      Goodwill                                                  $620,688
      Deferred loan fees                                         383,945
      Current portion of other intangibles                        82,025
      Other intangibles, long term                                12,851
                                                          ===============
                                                              $1,099,509
                                                          ===============

                                                                 For the        For the three
                                                              year ended         months ended
                                                          ---------------      ---------------

      Amortization expense for write off of intangibles         $241,386              $26,117
                                                          ===============      ===============

4. To reflect additional depreciation due to write up in fair value of property, plant, equipment and land and fair value adjustment to LFD's inventory and cost of goods sold as follows:


                                                            Depreciation     Depreciation
                                   Fair value     Life        for the           for the
                                   Adjustment    (years)    year ended     three months ended
                                   -----------   -------    ------------   ------------------
      Land                            $63,880
      Building and improvements     1,045,635     10-40         $73,076              $18,269
      Machinery and equipment       1,180,329      1-15         293,595               73,399
                                   -----------              ------------   ------------------
                                   $2,289,844                   366,671               91,668
                                   ===========

      Adjustment for inventory                                 (18,565)             (26,780)
                                                            ------------   ------------------
                                                               $348,106              $64,888
                                                            ============   ==================

      Recorded as:
        Cost of goods sold                                     $105,366               $4,203
        Selling and distribution                                219,845               54,961
        General and administrative                               22,895                5,724
                                                            ------------   ------------------
                                                               $348,106              $64,888
                                                            ============   ==================

5. To reflect Pro forma adjustments for the amortization of intangible assets


                                                                 For the       For the three
                                       Amount       Life      year ended       months ended
                                    ----------    -------    ------------      ------------

       Trade Name                   $4,634,830        40        $115,871           $28,968
       Distribution network          2,275,280        40          56,882            14,221
       Workforce                       640,449        23          27,846             6,961
                                    ----------               ------------      ------------
                                    $7,550,559                  $200,599           $50,150
                                    ==========               ============      ============

                                                                 For the       For the three
                                                              Year ended       months ended
                                                              ----------       -------------
6. To reflect Pro forma adjustment as follows:
   Impact of unfavorable lease commitments                      $143,425           $50,450
                                                               ==========      ============


7. The purchase adjustments reflect the pay off of substantially all of LFD's debt and the utilization of the Company's line of credit to finance the acquisition.

                                                                             Interest Expense Adjustment
                                Historical      Pro Forma      Pro Forma        For the     For the three
                                    Amount     Adjustments   As adjusted     year ended     months ended
                                    ------     -----------   -----------     ----------     ------------

The Company

Revolving credit facility, with
interest at either prime or LIBOR
plus a margin.  The interest rate
at March 31 1998 is 7%.                ---     $19,189,716    $19,189,716    $1,343,280         $335,820
Capital lease obligation           $53,000                         53,000


LFD

Revolving loan                   4,257,956     (4,257,956)            ---     (369,101)         (81,562)
Term Loan                        4,750,000     (4,750,000)            ---     (395,287)        (121,718)
Promissory notes payable           771,093                        771,093
Zero coupon bond                   197,444                        197,444
                               ============    ===========    ===========    -----------    -------------
                  Total debt   $10,029,493     $10,181,760    $20,211,253
                               ============    ===========    ===========

Net increase in interest
expense                                                                        $578,892         $132,540
                                                                             ===========    =============

8. To reflect the income tax provision based on applying the pro forma estimated effective tax rate of the combined companies.

9. Conforming adjustments to adjust the LFD Statements of Operations to the Company's format for classification purposes.


                                            For the      For the three
                                         year ended      months ended
                                       -------------     -------------
         Cost of sales                     $606,341          $153,557
         Selling and distribution           370,444            88,934
         General and administrative         653,835           144,302
         Less: Other income, net        (1,630,620)         (386,793)
                                       -------------      ------------

         Net adjustment                          $0                $0
                                       =============      ============

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors............................................... F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997, and as of
    March 31, 1998 (unaudited)............................................... F-3

Consolidated Statements of Operations for the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997 and
    1998 (unaudited)......................................................... F-4

Consolidated Statements of Shareholders' Equity for the years ended
    December 31, 1996 and 1997............................................... F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 and 1998
    (unaudited).............................................................. F-6

Notes to Consolidated Financial Statements .................................. F-7

                         Report of Independent Auditors


Board of Directors
LFD Holding Corp. and Subsidiary


We have audited the accompanying consolidated balance sheets of LFD Holding Corp. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LFD Holding Corp. and Subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





Cleveland, Ohio                                                ERNST & YOUNG LLP
February 27, 1998

                        LFD HOLDING CORP. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31       DECEMBER 31        MARCH 31
                                                                                    1996              1997              1998
                                                                               --------------     --------------    --------------
                                                                                                                      (UNAUDITED)
Current assets:
         Cash and cash equivalents                                           $       358,105    $       251,648     $     258,521
         Accounts receivable, less allowance of $143,000 in                        3,936,137          3,942,155         4,446,344
                1996, $113,000 in 1997 and $137,000 in 1998
         Inventories:
                Finished product                                                     923,518            999,386         1,188,744
                Raw materials and supplies                                         1,047,141          1,090,617         1,232,426
                                                                               --------------     --------------    --------------
                                                                                   1,970,659          2,090,003         2,421,170

         Other current assets                                                        855,260            778,439           572,166
                                                                               --------------     --------------    --------------
Total current assets                                                               7,120,161          7,062,245         7,698,201

Land, buildings and equipment:
         Land                                                                        664,762            717,070           717,070
         Buildings and improvements                                                4,195,070          4,336,568         4,336,568
         Machinery and equipment                                                   7,606,812          7,601,053         7,648,340
                                                                               --------------     --------------    --------------
                                                                                  12,466,644         12,654,691        12,701,978
         Accumulated depreciation                                                 (3,415,907)        (3,937,681)       (4,206,356)
                                                                               --------------     --------------    --------------
                                                                                   9,050,737          8,717,010         8,495,622

Notes receivable                                                                     590,612            731,043           695,467
Goodwill and other intangible assets                                                 953,527          1,043,601         1,017,484
                                                                               --------------     --------------    --------------
TOTAL ASSETS                                                                 $    17,715,037    $    17,553,899     $  17,906,774
                                                                               ==============     ==============    ==============



Current liabilities:
         Accounts payable and accrued expenses                               $     4,922,085    $     4,842,589     $   4,581,818
         Current portion of long-term debt                                         1,413,751          1,223,495         1,200,978
                                                                               --------------     --------------    --------------
Total current liabilities                                                          6,335,836          6,066,084         5,782,796

Deferred revenue                                                                      50,007             20,845            14,596
Deferred income taxes                                                                371,000            296,000           296,000
Long-term debt                                                                     8,786,531          7,868,919         8,775,516

Redeemable preferred stock:
         12% Cumulative preferred stock---par value $.01 per                       2,241,612          4,264,543         4,361,505
                share, authorized, issued and outstanding, 2,783
                shares in 1996, 3,908 shares in 1997, and 4,034
                shares in 1998 (liquidating preference $1,000 per
                share)

Shareholders' equity:
         Common stock -----par value $.01 per share:
                Class A -----authorized -----150,000 shares; issued                      356                356               356
                       and outstanding ------35,644 shares, including 4,961
                       of restricted shares
                Class B Convertible----- authorized, issued and                          755              1,130             1,130
                       outstanding -----75,490 shares in 1996 and
                       112,990 shares in 1997 and 1998
                Class C Convertible -----authorized, issued and                                             125               168
                       outstanding -----12,500 shares in 1997 and
                       16,809 shares in 1998
         Additional paid-in capital                                                    2,288            376,788           409,064
         Treasury stock, at cost                                                     (23,787)           (23,787)          (23,787)
         Retained deficit                                                                            (1,267,543)       (1,661,009)
         Deferred compensation----restricted performance shares                      (49,561)           (49,561)          (49,561)
                                                                               --------------     --------------    --------------
                not vested
Total shareholders' equity                                                           (69,949)          (962,492)       (1,323,639)
                                                                               --------------     --------------    --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $    17,715,037    $    17,553,899     $  17,906,774
                                                                               ==============     ==============    ==============


See Notes to Consolidated Financial Statements

                       LFD HOLDING CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                YEAR ENDED                         THREE MONTHS ENDED
                                                      DECEMBER 31,        DECEMBER 31,        MARCH, 31         MARCH, 31
                                                         1996                1997                1997              1998
                                                    ---------------     ---------------     -------------     --------------
                                                                                                      (UNAUDITED)

Net sales                                         $     61,496,276    $     56,078,939    $   12,809,772    $    13,106,043
Cost of sales                                           49,186,065          43,981,356         9,977,611         10,552,092
                                                    ---------------     ---------------     -------------     --------------
Gross profit                                            12,310,211          12,097,583         2,832,161          2,553,951


Selling, general, administrative and
      delivery expense                                   9,095,641          10,340,629         2,396,853          2,333,191
                                                    ---------------     ---------------     -------------     --------------
Operating income                                         3,214,570           1,756,954           435,308            220,760

Non-operating income (expense):
     Amortization                                         (422,163)           (241,386)         (108,573)           (26,118)
     Depreciation                                         (963,807)         (1,083,058)         (264,812)          (268,675)
     Management fees                                      (202,148)           (206,176)          (50,000)           (50,000)
     Michigan Single Business Tax                         (250,000)           (100,000)          (51,000)           (42,000)
     Interest expense                                     (932,925)           (879,581)         (208,140)          (227,433)
     Other income                                            6,991              68,634
                                                    ---------------     ---------------     -------------     --------------
                                                        (2,764,052)         (2,441,567)         (682,525)          (614,226)
                                                    ---------------     ---------------     -------------     --------------
Income (loss) before income taxes                          450,518            (684,613)         (247,217)          (393,466)

Income taxes (benefit)                                     236,250            (315,000)
                                                    ---------------     ---------------     -------------     --------------

NET INCOME (LOSS)                                 $        214,268    $       (369,613)   $     (247,217)   $      (393,466)
                                                    ===============     ===============     =============     ==============


See Notes to Consolidated Financial Statements

                        LFD HOLDING CORP. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                   COMMON STOCK
                                               ------------------------------------------------------------------------------------
                                                                                             Class B                      Class C
                                                 Shares         Class A         Shares     Convertible      Shares      Convertible
                                               ----------      ---------      ---------   -------------    ---------    -----------
Balance at January 1, 1996                        36,908     $      369         75,490     $     755

Net income

Preferred stock dividends

Purchase of stock

Sale of treasury stock

Options canceled                                  (1,264)           (13)

Adjustment of preferred stock accrued value

                                               ----------      ---------      ---------      --------      ---------     ----------
Balance at December 31, 1996                      35,644            356         75,490           755

Net loss

Preferred stock dividends

Issuance of stock                                                               37,500           375         12,500    $       125


Adjustment of preferred stock accrued value

                                               ----------      ---------      ---------      --------      ---------     ----------
BALANCE AT DECEMBER 31, 1997                      35,644     $      356        112,990     $   1,130         12,500    $       125
                                               ==========      =========      =========      ========      =========     ==========





                                                                          Additional     Retained
                                                Treasury      Treasury      Paid-in      Earnings          Deferred
                                                 Shares         Stock       Capital     (Deficit)        Compensation        Total
                                               ----------     --------     --------     -----------      ------------    -----------
Balance at January 1, 1996                        (8,750)    $    (88)    $ 14,915     $         0     $    (62,188)   $    (46,237)

Net income                                                                                 214,268                          214,268

Preferred stock dividends                                                                 (333,880)                        (333,880)

Purchase of stock                                 (2,936)     (85,144)                                                      (85,144)

Sale of treasury stock                             2,119       61,445                                                        61,445

Options canceled                                                           (12,627)                          12,627             (13)

Adjustment of preferred stock accrued value                                                119,612                          119,612

                                               ----------     --------     --------     -----------      -----------     -----------
Balance at December 31, 1996                      (9,567)     (23,787)       2,288               0          (49,561)        (69,949)

Net loss                                                                                  (369,613)                        (369,613)

Preferred stock dividends                                                                 (345,128)                        (345,128)

Issuance of stock                                                          374,500                                          375,000

Adjustment of preferred stock accrued value
                                                                                          (552,802)                        (552,802)

BALANCE AT DECEMBER 31, 1997                   ----------     ---------    --------     -----------      -----------     -----------
                                                  (9,567)    $ (23,787)   $376,788    $ (1,267,543)    $    (49,561)   $   (962,492)
                                               ==========     =========    ========     ===========      ===========     ===========


See Notes to Consolidated Financial Statements

                        LFD HOLDING CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  YEAR ENDED                THREE MONTHS ENDED
                                                                        DECEMBER 31,     DECEMBER 31,     MARCH 31,      MARCH 31,
                                                                           1996              1997           1997           1998
                                                                       ------------      -----------      ---------     -----------
                                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net  income (loss)                                                   $     214,268     $   (369,613)    $ (247,217)   $   (393,466)
Adjustments to reconcile net income (loss)
          to net cash provided by (used in) operating
          activities:
                   Depreciation and amortization                         1,385,970        1,324,444        373,385         294,792
                   Loss on disposal of equipment                                             17,405
                   Provision for deferred income taxes                      73,000          (75,000)
                   Changes in operating assets and liabilities:
                           Accounts and notes receivable                  (724,089)        (116,449)       192,269        (463,612)
                           Inventories                                    (139,108)         (42,415)      (656,457)       (331,167)
                           Accounts payable and accrued expenses           469,755          (79,496)        52,064        (260,771)
                           Other                                          (364,416)        (118,800)        88,522         195,023
                                                                       ------------      -----------      ---------     -----------
Net cash provided by (used in) operating activities                        915,380          540,076       (197,434)       (959,201)

INVESTING ACTIVITIES
Expenditures for buildings and equipment                                  (994,517)        (701,736)      (126,535)        (47,287)
Acquisition of distributors                                                                (236,929)
                                                                       ------------      -----------      ---------     -----------
Net cash used in investing activities                                     (994,517)        (938,665)      (126,535)        (47,287)

FINANCING ACTIVITIES
Proceeds from long-term debt                                             1,166,739        1,132,777        699,650         947,766
Payments on debt                                                        (1,416,573)      (2,340,645)      (305,415)        (63,686)
Purchase of common and preferred stock                                    (148,727)
Issuance of common and preferred stock                                     125,015        1,500,000                        129,281
Dividends paid                                                            (166,940)
                                                                       ------------      -----------      ---------     -----------
Net cash (used in) provided by financing activities                       (440,486)         292,132        394,235       1,013,361
                                                                       ------------      -----------      ---------     -----------
(Decrease) increase in cash and cash equivalents                          (519,623)        (106,457)        70,266           6,873

Cash and cash equivalents at beginning of period                           877,728          358,105        358,105         251,648
                                                                       ------------      -----------      ---------     -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $     358,105     $    251,648     $  428,371    $    258,521
                                                                       ============      ===========      =========     ===========


See Notes to Consolidated Financial Statements

                        LFD HOLDING CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997


A.       ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS


DESCRIPTION OF BUSINESS

LFD Holding Corp. and subsidiary ("the Company") is a processor of fluid milk, ice cream and other related dairy products. The Company distributes its dairy products principally to grocery store chains, independent supermarkets, retail outlets and institutional accounts located in Michigan, Indiana and Ohio. The Company records revenue when product is shipped.

INTERIM FINANCIAL INFORMATION

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair financial presentation have been included. Past operating results are not necessarily indicative of the results that may occur in future periods.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of LFD Holding Corp. and its wholly-owned subsidiary, London's Farm Dairy, Inc. ("LFD, Inc."). Intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis.

BUILDINGS, MACHINERY AND EQUIPMENT

Buildings, machinery and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related depreciable assets.

                        LFD HOLDING CORP. AND SUBSIDIARY

A.     ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS --CONTINUED

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets represent principally the excess of the purchase price over the fair value of net assets acquired and loan organization costs. These assets are being amortized on a straight-line basis over their respective useful lives (five to forty years). As described in Note B, during 1996 the Company refinanced certain outstanding debt, resulting in the accelerated amortization of previously capitalized amounts. Accumulated amortization at December 31, 1996 and 1997 was $1,926,000 and $2,140,000,
respectively. The Company reviews the recoverability of intangibles when circumstances indicate impairment may exist.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the accompanying financial statements and notes. Actual results could differ from those estimates.

B.     LONG-TERM DEBT

Long-term debt consisted of the following:


                                                       DECEMBER 31
                                                1996                1997
                                        ----------------------------------------
Revolving loan                                  $3,927,490          $3,310,189
Term loan                                        4,900,000           4,750,000
Promissory notes payable                         1,166,859             833,658
Zero coupon bond                                   180,909             197,444
Other                                               25,024               1,123
                                        ----------------------------------------
                                                10,200,282           9,092,414
Less current portion                             1,413,751           1,223,495
                                        ----------------------------------------

                                                $8,786,531          $7,868,919
                                        ========================================

                        LFD HOLDING CORP. AND SUBSIDIARY

B.       LONG-TERM DEBT --CONTINUED

On December 17, 1997 the Company amended and restated its existing financing and security agreement with a bank (the "New Agreement"). The New Agreement provides financing through a $4,750,000 term loan facility, a revolving credit facility with a maximum principal amount of $5,500,000 and a $500,000 to $750,000 over-advance facility. Under the New Agreement, the Company must exceed a minimum predefined current ratio, meet certain fixed charge coverage and tangible capital fund ratios, and limit capital expenditures to predefined amounts.

Principal payments on the term loan facility are due in quarterly installments of $250,000 through November 10, 2002, with the first payment due in May, 1998. Interest payments are due on the dates coinciding with principal payments at the prime rate plus 1/4%. The revolving credit facility is available through February 16, 2000, extending automatically for successive periods of one year (but in no event later than February 16, 2005) unless the lender or the Company notifies the other no later than November 1 of any year after February 16, 2000 of its intention to terminate the revolving credit facility as of the next February 16. Borrowings under the revolving credit facility bear interest at the LIBOR base rate plus 250 basis points or the prime rate, as selected by the Company. The over-advance may be used by the Company to increase the borrowing base by $750,000 (from December 17, 1997 through April 30, 1998 and January 1 of each year thereafter through April 30 of each such year) and $500,000 between May 1 and June 30 of each year. Borrowings under the New Agreement are secured by substantially all assets of LFD, Inc.

The Company has four promissory notes which aggregate $833,658 ($1,166,859 at December 31, 1996), bear interest at rates ranging from 8% to 12% and require various monthly payments through the maturity dates ranging from 1999 to 2003.

The Company assumed a nonnegotiable zero coupon bond due April 1, 1999 for cash proceeds of $235,187. The bond is priced to yield 9.14% to maturity.

                        LFD HOLDING CORP. AND SUBSIDIARY

B.       LONG-TERM DEBT --CONTINUED

Aggregate principal payments applicable to long-term debt at December 31, 1997 are as follows:

          1998                        $1,223,495
          1999                         1,528,748
          2000                         1,020,545
          2001                         1,006,783
          2002                         1,002,420
          Thereafter                   3,310,423
                              ------------------

                                      $9,092,414
                              ==================

Interest paid during the years ended December 31, 1996 and 1997 was $966,000 and $928,000, respectively.

C.     OPERATING LEASES

The Company leases automotive, rolling stock, manufacturing equipment and a warehouse facility under operating leases which expire at various dates.

Future minimum payments under noncancelable operating leases with an initial term of one year or more consisted of the following at December 31, 1997:

          1998                        $1,208,292
          1999                         1,121,656
          2000                         1,020,801
          2001                           872,539
          2002                           721,140
          Thereafter                   1,624,403
                              ------------------

                                      $6,568,831
                              ==================

Rent expense for the years ended December 31, 1996 and 1997 was $1,533,600 and $1,593,200, respectively.

                        LFD HOLDING CORP. AND SUBSIDIARY

D.       REDEEMABLE PREFERRED STOCK AND COMMON STOCK

In December, 1997, the Company issued 1,125 non-voting shares of 12% Cumulative Redeemable Preferred Stock ("preferred stock"), par value of $.01 per share, with a liquidation value of $1,000 per share, for proceeds of $1,125,000. In 1992, the Company had issued 3,000 shares of preferred stock. No other stock ranks senior to the preferred stock. Dividends are cumulative and payable quarterly. Cash dividends cannot be paid on stock junior to the preferred stock until dividends on the preferred stock are current. At December 31, 1996 and 1997 there were $333,880 and $679,010, respectively, of accumulated but unpaid dividends which are included in the Redeemable Preferred Stock caption on the balance sheet.

The Company must redeem the preferred stock at the liquidation value plus accrued dividends on July 31, 1998 unless the shareholders agree to an extended redemption date, and will accrete the recorded value of the preferred stock up to the liquidation value by July 31, 1998. The preferred stock is also subject to redemption by the Company at any time prior to July 31, 1998 at the liquidation value plus accrued dividends.

The preferred stock places certain restrictions on the repurchase of common stock by the Company. There also are certain restrictions on the purchasers regarding the sale and transfer of preferred and common stock.

The holders of Class A common stock are entitled to one vote per share on all matters to be voted on by the shareholders of the Company. The holders of Class B and Class C common stock have no voting rights, except in matters of merger or consolidation of the Company into another entity or entities.

Class B and Class C common stock is convertible into an equal number of shares of Class A common stock if certain conditions are met regarding limitations of total stock ownership. The Company is required to reserve such number of shares of Class A common stock issuable upon the conversion of all Class B and Class C common stock.

                        LFD HOLDING CORP. AND SUBSIDIARY

D.       REDEEMABLE PREFERRED STOCK AND COMMON STOCK --CONTINUED

On July 1, 1992, the Company entered into an agreement with a certain shareholder whereby the shareholder has put options such that during certain periods beginning January 1, 1998 the Company would be required to repurchase all or any portion of the shareholder's common and/or preferred stock. The price at which the common stock would be repurchased is based upon a formula as defined in the Stockholder's Agreement. The preferred stock would be repurchased at liquidation value plus accrued dividends.

E.     RESTRICTED SHARES

In accordance with Stock Agreements entered into on July 1, 1992 between the Company and certain stockholders and management, the Company issued restricted shares of Class A common stock at a purchase price of $.01 per share. Through December 31, 1997, vesting of these shares was dependent on the Company's achievement of certain annual performance measures. Subsequent to December 31, 1997, vesting will only occur upon the sale of the Company, subject to certain provisions contained in the Stock Agreements. The performance and vesting requirements have been fulfilled on 3,862 of the outstanding shares as of December 31, 1997, and deferred compensation expense has been recorded as a reduction of shareholders' equity for the 4,961 outstanding restricted shares not vested. The nonvested shares are subject to certain restrictions as to sale and transfer.

F.     INCOME TAXES

The provision for income taxes consists of the following:

                                                       YEAR ENDED DECEMBER 31
                                                       1996              1997
                                                  -----------------------------------
Federal:
   Current                                             $  163,250        $(240,000)
   Deferred                                                73,000          (75,000)
                                                  -----------------------------------

TOTAL                                                    $236,250        $(315,000)
                                                  ===================================

                        LFD HOLDING CORP. AND SUBSIDIARY

F.     INCOME TAXES-CONTINUED

The components of deferred tax assets and liabilities are as follows:

                                                         DECEMBER 31
                                                   1996              1997
                                             ------------------------------------

Deferred tax assets:
   Alternative minimum tax credit
    and other carry forwards                         $488,000          $573,000
   Other                                               54,000            75,000
                                             ------------------------------------
                                                      542,000           648,000
Deferred tax liabilities:
   Accelerated depreciation                           823,000           849,000
   Other                                               90,000            95,000
                                             ------------------------------------
                                                      913,000           944,000
                                             ------------------------------------

NET DEFERRED TAX LIABILITIES                         $371,000          $296,000
                                             ====================================

The alternative minimum tax credit carry forwards have no expiration dates.

A reconciliation of income taxes computed at the United States statutory rate to the effective income tax rate follows:


                                                    YEAR ENDED DECEMBER 31
                                                      1996            1997
                                               ----------------------------------

            Income taxes at the United
                 States statutory rate         35.0%             (35.0%)
            Non-deductible intangibles         17.1                5.9
            Adjustment of recorded
                 accruals                                        (21.2)
            Other, net                          0.3                4.3

                                               ----------------------------------
                                               52.4%              46.0%
                                               ==================================

The Company paid $265,000 and $120,000 of income taxes during the years ended December 31, 1996 and 1997, respectively.

                        LFD HOLDING CORP. AND SUBSIDIARY

G.     401(k) SAVINGS PLAN

The Company sponsors a defined contribution plan (the "Plan") for employees who meet certain eligibility requirements. The Company may make discretionary contributions to the Plan at the option of the Board of Directors. In addition, the Company may match employee contributions equal to a percentage of the participant's contribution to the Plan. In 1997, the Company matched 100% of employee contributions, up to a maximum of 6% of the participant's annual compensation. The Company contributed $264,000 and $310,000 to the Plan during the years ended December 31, 1996 and 1997, respectively.




H.     IMPACT OF YEAR 2000 (UNAUDITED)

The Company has completed a preliminary assessment of its exposure to the Year 2000 problem. The Year 2000 problem results from older computer programs being written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Based on the Company's preliminary assessment, no critical software system will be impacted by this problem due to the implementation in 1997 of Year 2000 compliant application software for the majority of its accounting operations and the scheduled upgrades in 1998 to compliant versions for the remaining applications. The costs of the remaining upgrades are not expected to have a material adverse effect on the Company's operations.